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                                                                   Exhibit 99.1

                                                 For more information, contact:
                                                 Debbie Hagen at 913-652-6547
                                                 or dhagen2@swbell.net

FOR IMMEDIATE RELEASE
---------------------

               Inergy, L.P. to Acquire Hancock Gas Service of Ohio
                  Company Continues to Grow through Acquisition

     Kansas City, MO (August 15, 2002) - Inergy, L.P. (NASDAQ: NRGY), today announced it will acquire the operations of Hancock Gas Service, Inc., headquartered in Findlay, Ohio.

     Hancock Gas Service operates four customer service centers and two satellite plants in northwestern Ohio. The company delivers approximately 7.4 million gallons of propane per year to 8,500 customers. Their employees will continue to serve customers under the regionally known Hancock name. This acquisition is expected to be immediately accretive on a distributable cash flow per unit basis.

     "Hancock Gas Service is a well managed company with an excellent long term industry reputation. It meets all of our criteria for a successful acquisition," said John Sherman, President and CEO of Inergy. "We are very pleased to expand our Ohio operations to include Hancock Gas Service, and we welcome their outstanding team of employees."

     Tom Klein, President of Hancock Gas Service agrees. "This is a wonderful opportunity for the employees of Hancock Gas Service and the Klein family. We are proud of our reputation and honored that Inergy has chosen to establish their Ohio marketing operations with our company as the base."

     The transaction is subject to standard closing conditions and is expected to close in September.

     Inergy, L.P. - headquartered in Kansas City, Missouri - is one of the fastest growing propane gas marketing and distribution businesses in the country. The company's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers and the wholesale marketing of propane to independent dealers and multi-state marketers. Inergy also operates a growing supply logistics and transportation business. Today Inergy serves nearly 200,000 retail customers from 98 customer service centers.

     Corporate news, unit prices and additional information about Inergy are available 24 hours a day, 7 days a week on the company's web site, www.InergyPropane.com.

     This news release contains forward-looking statements, including the statement that the acquisition will be immediately accretive, which are subject to certain risks, uncertainties and assumptions. Although Inergy believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. These and other risks and assumptions are described in Inergy's reports that are available from the United States Securities and Exchange Commission.

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